Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

On December 30, 2022, vivoPharm Pty, Ltd. (“vivoPharm”), a wholly owned subsidiary of Vyant Bio, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Agreement”) with Sabine Brandt as trustee for the Brandt Family Trust (“Buyer”) (the transaction being referred to the “RDDT Sale”), pursuant to which vivoPharm sold the entirety of the Company’s remaining vivoPharm business for early discovery services, represented by 100% of the outstanding shares of (i) of RDDT a vivoPharm Company Pty Ltd; and (ii) vivoPharm Europe Ltd, to Buyer in exchange for a nominal cash amount, subject to adjustments for closing cash and accounts payable, on and subject to the terms and conditions set forth therein (the “Transaction”). The Transaction results in the Company delivering target closing cash as part of the sold entities of approximately $827,000 and the assumption by Buyer of liabilities of the sold entities aggregating approximately $2.2 million. The Transaction was consummated effective December 31, 2022. The Agreement contains customary representations, warranties, covenants and indemnification provisions.

The unaudited pro forma condensed consolidated balance sheet has been derived from the Company’s historical consolidated financial statements and give effect to the RDDT Sale. In December 2021, the Company’s Board of Directors approved a plan to sell vivoPharm Pty Ltd and related subsidiaries (“vivoPharm”) to focus the Company on the development of neurological developmental and degenerative disease therapeutics. LLC is a wholly-owned subsidiary of vivoPharm Pty Ltd., which is a wholly owned subsidiary of the Company. The Company classified the vivoPharm business as held for sale as of December 31, 2021, and, given the significance of the vivoPharm business, combined with the change in the Company’s strategy, the Company classified the business as discontinuing operations.

The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2022 reflects the Company’s financial position as if the RDDT Sale had occurred on September 30, 2022.

The unaudited pro forma condensed consolidated balance sheet has been prepared based upon the best available information and management estimates and are subject to assumptions and adjustments described below and in the accompanying notes to those financial statements. They are not intended to be a complete presentation of the Company’s financial position had the RDDT Sale occurred as of September 30, 2022. In addition, the unaudited pro forma condensed consolidated balance sheet is provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s financial condition had the RDDT Sale been completed on September 30, 2022. The actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors. Management believes these assumptions and adjustments are reasonable, given the information available at the filing date. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with our historical consolidated financial statements and accompanying notes.

The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and best reflect the RDDT Sale on Vyant Bio’s financial condition. The adjustments included within the “Transaction Accounting Adjustments” column of the unaudited pro forma condensed consolidated financial statements are consistent with the guidance for discontinued operations under U.S. generally accepted accounting principles (“GAAP”). The Company’s current estimates on a discontinued operations basis are preliminary and could change as the Company finalizes discontinued operations accounting to be reported in the Company’s 2022 Annual Report on Form 10-K.

The unaudited pro forma condensed consolidated balance sheet has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2022

(Shares and USD in Thousands)

	Historical	Transaction Accounting Adjustments		Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$9,394		$(506)	(a, b, c)	$8,888
Trade accounts and other receivables	383				383
Inventory	66				66
Prepaid expenses and other current assets	1,161				1,161
Assets of discontinuing operations - current	1,122		(380)	(d)	742
Total current assets	12,126		(886)		11,240
Non-current assets:
Fixed assets, net	1,223				1,223
Operating lease right-to-use assets, net	1,617				1,617
Long-term prepaid expenses and other assets	1,110				1,110
Assets of discontinuing operations - non-current	6,963		(1,250)	(d)	5,713
Total non-current assets	10,913		(1,250)		9,663
Total Assets	$23,039		$(2,136)		$20,903

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$897	$			$897
Accrued expenses	1,329				1,329
Deferred revenue	72				72
Obligations under operating leases, current portion	303				303
Obligation under finance lease, current portion	247				247
Liabilities of discontinued operations - current	3,845		(2,123)	(d)	1,722
Total current liabilities	6,693		(2,123)		4,570

Obligations under operating leases, less current portion	1,383				1,383
Obligations under finance leases, less current portion	338				338
Long-term debt	57				57
Liabilities of discontinued operations - non-current	728		(109)	(d)	619
Total Liabilities	9,199		(2,232)		6,967

Stockholders’ Equity
Preferred stock	-				-
Common stock and additional paid-in capital	111,010				111,010
Cumulative translation adjustment	74		(74)		-
Accumulated deficit	(97,244)		170	(e)	(97,074)
Total Stockholders’ Equity	13,840		96		13,936

Total Liabilities and Stockholders’ Equity	$23,039		$(2,136)		$20,903

See Notes to Unaudited Pro Forma Condensed Balance Sheet.

Vyant Bio, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet includes the following adjustments:

(a)	Reflects the estimated cash of $827 thousand delivered to the Buyer in the LLC Sale.

(b)	Reflects tax benefit of $399 thousand expected to be realized as a result of the LLC Sale.

(c)	Reflects $83 thousand of estimated costs related to the RDDT Sale of which $5 thousand were incurred as of September 30, 2022. These costs primarily relate to legal fees and tax consulting costs directly related to the RDDT Sale.

(d)	Reflects the reduction of $1.6 million in assets of discontinuing operations, $2.2 million of liabilities of discontinued operations and write-off of cumulative translation adjustment of $74 thousand in connection with the RDDT sale.

(e)	Reflects the effect on accumulated deficit of the adjustments described in notes (a) through (d) above.